SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OFTHE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 5, 2008
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Whole Foods Market, Inc.
(Exact name of registrant as specified in its charter)

Texas (State of incorporation)	0-19797 (Commission File Number)	74-1989366 (IRS Employer Identification Number)

550 Bowie Street
Austin, Texas 78703
(Address of principal executive offices)

Registrant's telephone number, including area code: (512) 477-4455

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the reporting obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act
☐	Soliciting material pursuant to Rule 14a-12 of the Exchange Act
☐	Pre-commencement communications pursuant to Rule 14d-2(b) Exchange Act
☐	Pre-commencement communications pursuant to Rule 13e-4(c) Exchange Act

Item 1.01.	Entry into a Material Definitive Agreement

On November 5, 2008, the Company entered into a securities purchase agreement (the “Purchase Agreement”) to issue and sell shares of Series A 8.00% Redeemable Convertible Exchangeable Participating Preferred Stock, par value $0.01 per share (“Preferred Stock”), to Green Equity Investors V., L.P. and Green Equity Investors Side V, L.P. (the “Investors”), both affiliates of Leonard Green & Partners, L.P., for $425 million.

The Preferred Stock is convertible at the election of the holders into shares of the Company’s common stock (“Common Stock”) at an initial conversion price of $14.50 per share, provided that at no time may any holder of the Preferred Stock beneficially own more than 19.99% of the Company’s voting securities as a result of such conversion. The conversion rate is also subject to various anti-dilution adjustments described in the statement of designations that the Company intends to file with the Texas Secretary of State prior to issuance of the Preferred Stock (“Statement of Designations”). The Preferred Stock would represent an ownership interest, assuming conversion of the Preferred Stock to the Company’s Common Stock, of approximately 17% at this time.

The Preferred Stock has an 8% dividend, payable quarterly in cash or by increasing the liquidation preference of the Preferred Stock, at the option of the Company. After three years, the dividend will be reduced to (i) 6% if the Common Stock closes at or above $17.75 per share for at least 20 consecutive trading days, or (ii) 4% if the Common Stock closes at or above $23.13 per share for at least 20 consecutive trading days.

The Company may redeem the Preferred Stock after five years at a premium of 4%, declining ratably to par by the eighth year. In addition, at any time, the Company may, upon 30 days notice, redeem the Preferred Stock if the Common Stock closes at or above $28.50 per share for at least 20 consecutive trading days. The Company may also exchange the Preferred Stock into subordinated convertible notes having economic terms similar to the Preferred Stock under certain circumstances.

The holders of the Preferred Stock may require the Company to redeem their Preferred Stock, in whole or in part, at 101% of the liquidation preference upon the occurrence of certain fundamental changes to the Company, including a change of control and certain bankruptcy events. In addition, the holders of the Preferred Stock have the right to require the Company to redeem their Preferred Stock, in whole or in part, 12 years after its issuance. The Company has also granted the Investors certain preemptive rights, as delineated in the Purchase Agreement.

The holders of the Preferred Stock, voting as a separate class, will be entitled to elect two members of the board of directors of the Company. Accordingly, the Purchase Agreement contemplates that Jonathan D. Sokoloff and Jonathan A. Seiffer of Leonard Green & Partners, L.P. would join the board of directors of Whole Foods Market effective upon issuance of the Preferred Stock. The Preferred Stock, however, may elect only one member of the Company’s board of directors once the Preferred Stock represents less than 10% of the Company’s voting securities, which ability ceases once the Preferred Stock represents less than 7% of the Company’s voting securities. The Preferred Stock may also only appoint directors approved by the nominating committee of the Company’s board of directors, unless such individuals were partners of Leonard Green & Partners, L.P. at the time of the issuance of the Preferred Stock. Under the Purchase Agreement, the Investors are entitled to designate one member to each of the committees of the board of directors and to appoint directors for election to the board of directors once the ability to elect directors under the Statement of Designations ceases, in each case subject to certain limitations and ownership thresholds.

Under the Statement of Designations, the Preferred Stock will vote together with the Common Stock on an as-converted basis, but no holder of Preferred Stock may vote more than the equivalent of 19.99% of the Company’s voting securities. The Preferred Stock also has the right to veto certain actions of the Company that might dilute, or alter the rights of, the Preferred Stock.

The transaction is expected to close in early December 2008, subject to the receipt of customary regulatory approvals, including pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, delivery of customary certificates and legal opinions and execution of a registration rights agreement obligating the Company to file a shelf registration statement covering the potential resale of the Preferred Stock and Common Stock issuable upon conversion thereof.

Item 3.02.	Unregistered Sales of Equity Securities.

(a) See Item 1.01 above for information regarding the Company’s agreement to sell shares of Preferred Stock. These shares, when issued, will be issued without registration under the Securities Act of 1933, as amended (“Securities Act”), in reliance on the exemption from registration provided under Regulation D of the Securities Act. The Preferred Stock will be sold without underwriting discounts and commissions.

Item 3.03.	Material Modifications to Rights of Security Holders.

(b) See Item 1.01 above for information regarding the Company’s agreement to sell shares of Preferred Stock.

Item 8.01.	Other Events.

On November 5, 2008, the Company issued a press release regarding the issuance and sale of the Preferred Stock. A copy of this press release is attached as Exhibit 99.1 to this report.
The Company has also posted on its corporate website a summary of the terms of the Preferred Stock. A copy of this summary is attached as Exhibit 99.2 to this report.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits. The following are filed as exhibits to this report.

99.1	Press release dated November 5, 2008.
99.2	Summary term sheet

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WHOLE FOODS MARKET, INC.

Date: November 6, 2008	By:	/s/ Glenda Chamberlain
Glenda Chamberlain
Executive Vice President and Chief Financial Officer